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EXHIBIT 2.4

                        ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 1st day of December, 1997, by and between ACCU-PATH MEDICAL LABORATORY, INC., an Arkansas corporation ("ACCU-PATH"), and LABORATORY SPECIALISTS OF AMERICA, INC., an Oklahoma corporation ("LSAI").

                            R E C I T A L S

     1. ACCU-PATH and LSAI are each engaged in the providing of forensic drug testing services to corporate and institutional customers.

     2. LSAI desires to purchase from ACCU-PATH and ACCU-PATH desires to sell to LSAI certain assets of ACCU-PATH, principally the forensic drug testing customer base of ACCU-PATH and certain of the assets related thereto, and in connection with such purchase the assumption of the operations by LSAI of the Ruston, Louisiana, office of ACCU-PATH.

     3. ACCU-PATH and LSAI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated under this Agreement and to prescribe various conditions precedent to such transactions and payment and delivery of the consideration for purchase of the assets of ACCU-PATH.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                              ARTICLE I

                             DEFINITIONS

     1.1 DEFINITIONS. Certain terms which are used primarily in individual sections of this Agreement are defined when used in such sections. Other terms used frequently throughout this Agreement are set forth below and have the following meanings:

CLOSING: The consummation of the transactions contemplated by Section 2.1 hereof.

CLOSING DATE: The date on which the Closing shall occur which shall be December 31, 1997, or such other date mutually agreed upon by the parties.

FORENSIC TESTING REVENUES: Determined in accordance with generally accepted accounting principles, the sum of (i) the gross revenue directly attributable to the ACCU-PATH Assets and (ii) the sales price of any of the ACCU-PATH Assets sold by LSAI. Gross revenue is defined as total revenues billed by LSAI less discounts and pass through billings. Pass through billings is


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defined as any charges billed to LSAI by third parties, other than ACCU-PATH, which are then billed by LSAI to customers for (1) the collection of specimens and (2) the Medical Review Officer charges for review of specimens.

LEGAL REQUIREMENTS: Any law, statute, ordinance, decree, final order, final judgment, rule or regulation of (including without limitation the terms of any license, certificate, franchise or permit issued by) the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including without limitation, courts, departments, commissions, boards, bureaus or agencies.

LSAI:  Laboratory Specialists of America, Inc., an Oklahoma corporation.

ACCU-PATH:  Accu-Path Medical Laboratory, Ins., an Arkansas corporation.

ACCU-PATH ASSETS: The assets of ACCU-PATH as defined in Section 2.1 hereof and as more specifically identified on SCHEDULE 2.1.1, attached hereto.

OKLAHOMA LAW:  The laws of the State of Oklahoma.

     1.2 INTERPRETATION. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection and paragraph references in this Agreement are to articles, sections, subsections and paragraphs of this Agreement, unless otherwise specified. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Exhibit and all Schedules referred to herein are annexed hereto and incorporated herein by reference. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                           ARTICLE II

                         ASSET PURCHASE

     2.1 PURCHASE AND SALE OF ACCU-PATH ASSETS. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, ACCU-PATH shall sell, assign, convey, set over, transfer and deliver to LSAI, and LSAI shall purchase, acquire and accept all right, title and interest of ACCU-PATH in and to the forensic drug testing customer base (the "Customer Base"), all contracts and contract rights for the providing of drug testing services related thereto, and certain of the assets owned by ACCU-PATH used in connection with the ACCU-PATH office in Ruston, Louisiana, as more specifically described in SCHEDULE 2.1.1, hereto (the "ACCU-PATH Assets"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, against receipt of the consideration paid and delivered by LSAI pursuant to Section 2.2 hereof. ACCU-PATH has not received any written or


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verbal indication that any client a part of the Customer Base intents to cease doing business with or materially diminish the amount of business that it is now doing with ACCU-PATH or after the Closing with LSAI.

     Except as provided below, following the Closing, ACCU-PATH shall deliver to LSAI all records, files, instruments, correspondence and other documents possessed by ACCU-PATH relating to the clients included in the Customer Base, including, without limitation, information concerning pricing, service requirements, sales billing, accounts receivable aging, information pertinent to the process of reporting test results to or invoicing any clients forming a part of the Customer Base, utilization and composite reports and all other data and information in the possessions of ACCU-PATH related to the Customer Base and reasonably requested by LSAI. Notwithstanding the foregoing, ACCU-PATH shall not be obligated to deliver to LSAI the following types of records and files: Test Requisitions, patient test reports, or laboratory testing data. Provided, however, that ACCU-PATH shall, upon request, have reasonable and prompt access to any and all records, files, instruments, correspondence and other documents concerning any of the assets that have not been delivered, including, without limitation, records and files pertaining to any client or clients on which are a part of the Customer Base or to any patients of such clients. If requested, ACCU-PATH shall provide to LSAI true and complete copies of such records, files correspondence, instruments and other documents. ACCU-PATH shall retain for a period of time not less than the maximum applicable document retention requirement, all test request forms, patient test results, laboratory testing data, and other medical and patient data, information, records and specimens. ACCU-PATH shall retain all other records, files, correspondence, instruments and other documents relating to the ACCU-PATH Assets for a period of at least one year following the Closing. ACCU-PATH's obligations herein to provide access to and copies of documents and to maintain records as required herein shall survive the Closing.

     Following the Closing, LSAI shall assume all operations of the ACCU-PATH office located at 1004 Center Street, Ruston, Louisiana, including assumption of the lease associated with such office operations, as described in SCHEDULE 2.1.3, hereto.

     Following the closing, employment shall be offered to the current personnel of ACCU-PATH listed on SCHEDULE 2.1.2, hereto on terms and conditions agreed to by LSAI and such personnel. Persons listed on SCHEDULE 2.1.2, hired by LSAI within three months after the Closing shall be credited with their seniority and levels of benefits under the benefit programs and employment policies of LSAI as they may be modified by LSAI from time to time. LSAI shall also reimburse the cost of COBRA health care coverage for the persons listed on
SCHEDULE 2.1.2, hired by LSAI for the first 90 day period of their employment by LSAI to such persons. LSAI shall not be responsible for any accrued payments or benefits pertaining to any such employee as a result of such employee's employment with ACCU-PATH, including, without limitation, any accrued wages, sick or vacation pay. In the event that any such person elects not to become an employee of LSAI, then LSAI shall have no obligation to ACCU-PATH with respect to such person and ACCU-PATH shall indemnify LSAI against any liability on account of any termination of such person by ACCU-PATH.


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     2.2  PURCHASE PRICE OF ACCU-PATH ASSETS.  In consideration for the ACCU-
PATH Assets to be sold, assigned, conveyed, transferred and delivered to LSAI pursuant to Section 2.1 hereof, LSAI shall pay to ACCU-PATH an amount equal to 180% of the collected and collectible Forensic Testing Revenues, during the seventh (7th) through twelfth (12th) months following consummation and closing of the purchase of the ACCU-PATH Assets by LSAI (the "Purchase Price").

     2.3 PAYMENT OF PURCHASE PRICE FOR ACCU-PATH ASSETS. LSAI shall pay the Purchase Price to ACCU-PATH as follows: (I) upon consummation and at closing of the Asset Purchase, One Hundred Thousand Dollars ($100,000) in immediately available funds, (ii) thirty (30) days following the end of each of the first three (3), three (3) calendar month periods ("Quarterly") following the date of consummation and closing of the Assets Purchase an amount equal to 50% of the Forensic Testing Revenues for each respective Quarterly period, and (iii) the balance of the Purchase Price shall be paid in four (4) equal Quarterly payments with the first of such payments due thirty (30) days following the end of the first twelve (12) months anniversary date of the consummation and closing of the purchase of the ACCU-PATH Assets by LSAI.

     Forensic Testing Revenues shall be separately accounted for by LSAI on a customer basis so as to identify each customer and the revenues attributable to each customer in order to further determine the Forensic Testing Revenues that are attributable to the customers comprising in part the Customer Base of ACCU-PATH purchased as a portion of the ACCU-PATH Assets.

     Forensic Testing Revenues shall be reduced by the amount of any billing which is not collectible as a result of the failure to assign, or to obtain the prior consent to any assignment by ACCU-PATH of any agreement for drug testing services between ACCU-PATH and clients in the Customer Base.

     For 12 months following the Closing, LSAI shall make no material change in the provision of services or charges for services to the accounts constituting the Customer Base without giving 5 days prior notice by facsimile to Accu-Path. For purposes of this provision, material change is defined as any change reasonable likely to cause a change in Net Revenue of more than $1,000 per month in forensic drug testing revenues from the clients in the Customer Base.

     2.4 CLOSING. Subject to the terms and conditions hereof, the Closing shall take place at the offices of Dunn, Swan, & Cunningham 2800 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma, or at such other place as the parties hereto shall agree.

     2.5 NO ASSUMPTION OF LIABILITIES. In connection with the purchase of the ACCU-PATH Assets and consummation of the transactions contemplated under this Agreement, except with respect to the lease agreements described on SCHEDULE
2.1.3 hereto, LSAI shall not nor shall any provision of this Agreement be construed to cause LSAI to, assume or become liable for any


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liability, obligation, performance, duty, debt, lien or any other claim of any kind or nature of ACCU-PATH, and ACCU-PATH hereby acknowledges that it shall remain liable for all of its liabilities, obligations, performances, duties, debts, liens or any other claim of any kind or nature which arise prior to the Closing, including without limitation the obligation of ACCU-PATH to maintain any and all records and information required to be maintained and the continuing obligation to maintain all urine samples in a frozen state in accordance with the regulations of the Substance Abuse and Mental Health Services Administration.

                             ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF LSAI

     LSAI hereby represents and warrants to ACCU-PATH as follows:

     3.1 ORGANIZATION, GOOD STANDING, POWER, ETC. LSAI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as contemplated following the Closing. LSAI has furnished to ACCU-PATH true, correct and complete copies of its Certificate of Incorporation and Bylaws, as amended and supplemented to the date hereof.

     3.2 AUTHORIZATION OF AGREEMENT. LSAI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by LSAI and the consummation by LSAI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LSAI. This Agreement has been duly executed and delivered by LSAI, and constitutes the legal, valid and binding obligation of LSAI, enforceable against LSAI in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 NO CONFLICTING AGREEMENTS. To the best of the knowledge of LSAI, neither the execution and delivery of this Agreement by LSAI nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of LSAI, as currently in effect; (b) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any governmental authority, other regulatory or self-regulatory body or association or arbitrator binding upon LSAI or any of its properties or assets; (c) result in a breach of or constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default under), or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or


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credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which LSAI is a party or by which LSAI or any of its properties or assets is bound or affected, or (ii) any lease, license, tariff, contract or other agreement or instrument to which LSAI is a party or by which LSAI or any of its properties or assets is bound or affected; or
(d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or assets now or hereafter owned by LSAI.

     3.4 CONSENTS AND APPROVALS. No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required by or with respect to LSAI in connection with the execution and delivery of this Agreement by LSAI or the consummation by LSAI of the transactions contemplated hereby.

     3.5 CONTRACTS. Other than this Agreement and the commitments contemplated herein, LSAI is not a party to any material agreements, contracts, guarantees and commitments pursuant to which LSAI or any of its properties or assets are or will be bound and which involve in each case aggregate future payments in an aggregate amount which is material.


                              ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF ACCU-PATH

     ACCU-PATH hereby represents and warrants to LSAI as follows:

     4.1 ORGANIZATION, GOOD STANDING, POWER, ETC. ACCU-PATH is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. ACCU-PATH is duly qualified to do business and is in good standing in the state of Lousiana.

     4.2 AUTHORIZATION OF AGREEMENT. ACCU-PATH has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by ACCU-PATH and the consummation by ACCU-PATH of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ACCU-PATH. This Agreement has been duly executed and delivered by ACCU-PATH, and constitutes the legal, valid and binding obligation of ACCU-PATH, enforceable against ACCU-PATH in accordance with the terms of this Agreement, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3  NO CONFLICTING AGREEMENTS.  To the best of the knowledge of ACCU-
PATH,


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neither the execution and delivery of this Agreement by ACCU-PATH, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of ACCU-PATH, as currently in effect; (b) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any governmental authority, other regulatory or self-regulatory body or association or arbitrator binding upon ACCU-PATH or any of its properties or assets; (c) result in a breach of or constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default under), or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of
(i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which ACCU-PATH is a party or by which ACCU-PATH or any of the ACCU-PATH Assets is bound or affected, or (ii) any lease, license, tariff, contract or other agreement or instrument to which ACCU-PATH is a party or by which ACCU-PATH or any of the ACCU-PATH Assets is bound or affected; or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the ACCU-PATH Assets.

     4.4 CONSENTS AND APPROVALS. Except as provided on SCHEDULE 4.4.1, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required by or with respect to ACCU-PATH in connection with the execution and delivery of this Agreement by ACCU-PATH, or the consummation by ACCU-PATH of the transactions contemplated hereby.

     4.5 FINANCIAL STATEMENTS. ACCU-PATH has delivered to LSAI certain financial reports of its forensic drug testing operations and will deliver audited balance sheets and income statements of such forensic drug testing operations as of December 31, 1995, and December 31, 1996, in order to meet LSAI's SEC reporting requirements (the "ACCU-PATH Financial Statements"). Each ACCU-PATH Financial Statement (and the notes relating thereto) were or shall be prepared in accordance with generally accepted accounting principles consistently applied and fairly presents the financial condition of the forensic drug testing operations of ACCU-PATH as of the date thereof and the related results of operations and cash flows of the forensic drug testing operations of ACCU-PATH for and during the periods covered thereby.

     4.6 INDEBTEDNESS. ACCU-PATH is not in default in any material respect under any note, mortgage, indenture, security agreement or other obligation or instrument for or relating to any borrowing effected by ACCU-PATH, related to the ACCU-PATH Assets and there has not occurred any event which, with or without the giving of notice or the lapse of time or both, would constitute such a default.

     4.7 TITLE TO THE ACCU-PATH ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. At the Closing ACCU-PATH shall hold good and defensible title to the ACCU-PATH Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever.


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     4.8  LITIGATION.  (i)  There is no claim, action, suit, proceeding, arbitration, investigation or inquiry ("proceeding") before any governmental authority or arbitrator, now pending or threatened against, relating to or affecting ACCU-PATH and/or the ACCU-PATH Assets or business of ACCU-PATH or that questions the validity of this Agreement or affects the transactions contemplated herein, and there is no basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

          (ii) ACCU-PATH has not been permanently or temporarily enjoined or prohibited by order, judgment or decree of any governmental authority or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by ACCU-PATH or which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the ACCU-PATH Assets by ACCU-PATH to LSAI of all right, title and interest of ACCU-PATH in and to the ACCU-PATH Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder.

          (iii) There is not in existence any order, judgment or decree of any governmental authority or arbitrator (other than general industry orders) enjoining or prohibiting ACCU-PATH from taking, or requiring ACCU-PATH to take, any action of any kind or to which ACCU-PATH or any of the ACCU-PATH Assets, are subject or bound.

          (iv) ACCU-PATH is not in default in any respect under any Legal Requirement or any order, writ, injunction or decree of any governmental authority or arbitrator which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the ACCU-PATH Assets by ACCU-PATH to LSAI of all right, title and interest of ACCU-PATH in and to the ACCU-PATH Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder.

     4.9 COMPLIANCE WITH LAWS. To the best of the knowledge of ACCU-PATH, it is in compliance with all Legal Requirements applicable to any of its properties or assets including the ACCU-PATH Assets and/or the ownership, operation or use thereof, and ACCU-PATH has not received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets including the ACCU-PATH Assets or to the operation of its business.

     4.10 COLLECTIVE BARGAINING AGREEMENT. Neither ACCU-PATH nor the ACCU-PATH employees described in SCHEDULE 2.1.2, are parties to or covered under any collective bargaining agreement or any written employment contract other than those set forth on SCHEDULE 4.10, HERETO. Further, ACCU-PATH has provided to LSAI copies of all of its written employment policies and employee manuals.

     4.11 FULL DISCLOSURE. No representation, covenant or warranty by ACCU-PATH contained in this Agreement and no written information or agreements furnished or to be furnished to LSAI by ACCU-PATH pursuant hereto or in connection with the transactions


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contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to contain a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances under which they were made, not misleading.

                              ARTICLE V

                        COVENANTS OF ACCU-PATH

     ACCU-PATH covenants and agrees with LSAI that, at all times between the date hereof and the Closing, ACCU-PATH will comply with all covenants and provisions of this Article V, except to the extent LSAI may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

     5.1 APPROVALS. ACCU-PATH will (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and of third parties, required of it to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental authorities as LSAI or such authorities may reasonably request, and (iii) cooperate with LSAI in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities required of LSAI to consummate the transactions contemplated hereby.

     5.2 INVESTIGATION BY LSAI. ACCU-PATH will provide LSAI, its counsel, accountants, and other representatives with reasonable access (at the sole cost, risk and expense of LSAI), upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, assets, properties, books and records of ACCU-PATH as they pertain to forensic drug testing operations. ACCU-PATH will furnish to LSAI and such other persons during such period all such other information and data concerning the business, operations and affairs of ACCU-PATH pertaining to forensic drug testing operations or the transactions contemplated hereby as LSAI or any of such other persons reasonably may request. LSAI hereby agrees to indemnify and hold ACCU-PATH harmless from all claims, losses or damages arising out of exercise of such information access rights pursuant to this Section 5.2.

     5.3 NO NEGOTIATIONS. Except as contemplated in this Agreement, ACCU-PATH will not take (or permit any other person acting for or on behalf of ACCU-PATH to take), directly or indirectly, any action to (i) seek or encourage any offer or proposal from any person to acquire any of the ACCU-PATH Assets or any interest therein with respect to forensic drug testing, (ii) merge, consolidate or combine, or permit any other person to merge, consolidate or combine, with ACCU-PATH, (iii) liquidate, dissolve or reorganize ACCU-PATH, (iv) acquire or transfer any of the ACCU-PATH Assets or any interests therein, other than in the ordinary course of business; or (v) reach any agreement or understanding (regardless of whether such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, liquidation,


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dissolution or reorganization.

     5.4 CONDUCT OF BUSINESS. ACCU-PATH will conduct its business related to the ACCU-PATH Assets only in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing:

     (i) ACCU-PATH will maintain its books and records related to the operation of the ACCU-PATH Assets in the usual manner and consistent with past practices and customs, and will not permit a material change in any operational or financial reporting or accounting practice or policy of ACCU-PATH or in any assumption underlying such a practice or policy.

     (ii) ACCU-PATH will (A) prepare properly and file duly and timely all reports and all tax returns required to be filed with governmental authorities with respect to its business, operations or affairs, and (B) pay duly and fully all taxes indicated by such tax returns or otherwise levied or assessed upon it or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or reserve for such payment all taxes that it is required to so withhold or collect and pay, unless such Taxes are being contested in good faith.

     (iii) ACCU-PATH (A) will not convey, encumber, mortgage, pledge or dispose of any portion of the ACCU-PATH Assets, (B) will use its best efforts to conduct its business in the ordinary course in a prudent and diligent manner in accordance with industry standards, (C) will promptly notify LSAI in writing of the receipt of any written notice or written claim of default or breach by ACCU-PATH or of any termination or cancellation, or written threat of termination or cancellation, of any contracts or agreements, including without limitation any contracts or agreement with ACCU-PATH's customers comprising a part of the Customer Base, (D) will promptly notify LSAI in writing of the loss or suspension of any certification, which would have a material adverse effect upon ACCU-PATH and its operations, including without limitation, loss or suspension of certification by the National Institute on Drug Abuse.

     5.5 NO DISTRIBUTIONS. ACCU-PATH will not make any distributions of the ACCU-PATH Assets, to its shareholders.

     5.6 NO DISPOSAL OF ACCU-PATH ASSETS. Except as contemplated in this Agreement, ACCU-PATH will not (a) dispose of or assign any of the ACCU-PATH Assets or permit any of the ACCU-PATH Assets to be subjected to any liens, or
(b) sell any portion of the ACCU-PATH Assets to any third party.

     5.7 CONTRACTS. ACCU-PATH will not enter into any contract for the providing of drug testing services, except contracts entered into in the ordinary course of business consistent with past practices.

     5.8 NOTICE AND CURE. ACCU-PATH will notify LSAI promptly in writing of, and contemporaneously will provide LSAI with true, complete and correct copies of, any and all information or documents relating to, and will use all reasonable efforts to cure prior to the


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Closing, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of ACCU-PATH being breached under this Agreement, or that renders or will render untrue any representation or warranty of ACCU-PATH contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. ACCU-PATH also will use all reasonable efforts to cure, at the earliest practicable date and before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by ACCU-PATH in this Agreement.

     5.9 AGREEMENTS AND COVENANTS. ACCU-PATH will not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this Article V.


                           ARTICLE VI

              CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF THE PARTIES

     Notwithstanding any other provision of this Agreement, the obligation of ACCU-PATH, on the one hand, and LSAI, on the other hand, to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any one of which may be waived by such entity:

     6.1 CONSENTS AND APPROVALS. All approvals of and consents by all governmental authorities and other persons, and all permits by and all filings with and submissions to all such governmental authorities and other persons as may be required for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made and reasonably satisfactory evidence thereof shall have been received and any waiting period, if applicable, shall have expired.

     6.2 CERTAIN ACTIONS. There shall not have been instituted and be continuing or threatened against LSAI, ACCU-PATH or any of their respective directors or officers, any action, suit or proceeding by or before any governmental authority that would restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, any transaction contemplated by this Agreement.


                          ARTICLE VII

        CONDITIONS PRECEDENT TO OBLIGATIONS OF ACCU-PATH

     Notwithstanding any other provision of this Agreement, the obligations of ACCU-PATH to consummate the transactions contemplated hereby shall be subject to the fulfillment prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by ACCU-PATH:


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     7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties of LSAI set forth in Article III above shall be true and correct as of the date of this Agreement and as of the Closing, with the same effect as though such representations had been made at and as of the Closing.

     7.2 PERFORMANCE OF COVENANTS, AGREEMENTS AND CONDITIONS. LSAI shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing.

     7.2 AUTHORIZATION OF AGREEMENT. ACCU-PATH shall have received a certificate from the corporate secretary of LSAI certifying a copy of all corporate actions required for the execution and delivery of this Agreement and the performance of all of their obligation hereunder.


                          ARTICLE VIII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF LSAI

     Notwithstanding any other provision of this Agreement, the obligations of LSAI to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by LSAI:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article IV above shall be true and correct as of the date of this Agreement and as of the Closing, with the same effect as though such representations and warranties had been made at and as of the Closing.

     8.2 PERFORMANCE OF COVENANTS, AGREEMENTS AND CONDITIONS. ACCU-PATH shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by ACCU-PATH, at or prior to the Closing.

     8.3 OFFICERS' CERTIFICATES, ETC. LSAI shall have received a certificate, dated the date of the Closing and signed by the Chief Executive Officer or President of ACCU-PATH to the effect set forth in Sections 8.1 and 8.2 above.

     8.4 OPINION OF COUNSEL FOR ACCU-PATH. LSAI shall have received an opinion, dated the date of the Closing, of counsel for ACCU-PATH, in form and substance satisfactory to LSAI covering the subjects set forth in Sections 4.1, 4.2, 4.7, and 4.9 hereof. In rendering such opinion, counsel may rely to the extent specified therein on certificates of representatives of


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ACCU-PATH and public officials.

     8.5 NO ADVERSE CHANGE. No material adverse change shall have occurred in the business, prospects, operations, properties or financial condition of ACCU-PATH operations of the Ruston, Louisiana office since December 31, 1996.

     8.6 CERTAIN ACTIONS. There shall not have been instituted and be continuing or threatened against LSAI, ACCU-PATH, or any of their respective directors or officers, any action, suit or proceeding by or before any governmental authority that would prohibit LSAI's ownership of all of the ACCU-PATH Assets

     8.7 DUE DILIGENCE. LSAI shall have performed and completed its due diligence to verify, to its satisfaction, the existence of the Forensic Testing Revenue Base of ACCU-PATH as represented. Such due diligence shall be completed no later than December 15, 1997.

                                   ARTICLE IX

                      ACCU-PATH'S NON-COMPETITION AGREEMENTS

     9.1 ACCU-PATH'S AGREEMENT NOT TO COMPETE. For a period of five years after the Closing Date, ACCU-PATH agrees that it will not directly or indirectly: (i) engage or become interested in, whether as a partner, owner, stockholder (other than a less than 2% interest in a corporation having securities listed for trading on a national securities exchange), investor, lender, provider of services, whether alone or in association with others, any business that offers, forensic drug testing services ("Testing Services") to any client included in the Customer Base, including without limitation Testing Services referred by any physician associated with a client; (ii) induce or attempt to induce any client included in the Customer Base to reduce its use of the forensic services of LSAI.

     9.2 CONFIDENTIAL INFORMATION. ACCU-PATH acknowledges that it has and may continue to have access to and the use of confidential materials and information and trade secrets concerning the ACCU-PATH Assets (including without limitation the identity of and other information concerning clients included in the Customer Base). ACCU-PATH shall not use, for itself or others, or divulge or convey to any other, except as required to fulfill the obligations of this Agreement, any secret or confidential information, knowledge or data related to the ACCU-PATH Assets or LSAI or to the clients or customers, or former clients or customers, of LSAI. Such information, knowledge or data includes, but is not limited to, secret or confidential matters not published or generally known in the industry, pricing information, service requirements, sales, profits, costs or market.

     9.3 REMEDIES. ACCU-PATH acknowledges and agrees that the provisions of this Article IX are necessary to protect all of the ACCU-PATH Assets being acquired by LSAI and in no way impose a significant hardship or prevents ACCU-PATH from earning a livelihood. In the event that this Article IX or any other portion thereof shall be determined by any court of


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

competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum time period and range of activities as to which it may be enforceable. ACCU-PATH recognizes and acknowledges that in the event of ACCU-PATH's failure to comply with any of the covenants contained in this Article IX, it may be impossible to measure in money the damages to LSAI or its successor and that in the event of such a failure, LSAI or its successor may not have an adequate remedy at law. It is therefore agreed that LSAI or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, ACCU-PATH will not urge as a defense, that there is an adequate remedy at law.

                              ARTICLE X

                      TERMINATION AND AMENDMENTS

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing, as follows:

     (i)   by mutual consent of LSAI and ACCU-PATH;

     (ii) by either LSAI or ACCU-PATH in the event the Closing shall not have been consummated on or before February 28, 1997; or

     (iii) by either LSAI or ACCU-PATH if there shall have been entered or rendered against LSAI, ACCU-PATH, or any of their respective directors or officers in any action or proceeding referred to in Sections 6.2, or 8.6 hereof an injunction or a final judgment having one of the effects specified in such Sections.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either LSAI or ACCU-PATH, as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no obligation or liability on the part of LSAI, ACCU-PATH or their respective officers, directors or shareholders, except as stated in Section 12.8 hereof; provided, however, that such limitation shall not apply in the event of a willful breach by LSAI or ACCU-PATH of any of their respective material covenants contained herein in which case the non-breaching party shall be entitled to recover from the breaching party all out-of-pocket costs (including without limitation reasonable attorney fees' and expenses) which the non-breaching party has incurred in connection herewith.

     10.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


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                              ARTICLE XI

          SURVIVAL OF PROVISIONS; REMEDIES; INDEMNIFICATION

     11.1 SURVIVAL. The representations, warranties, covenants and agreements respectively made by LSAI and ACCU-PATH in this Agreement, in the Schedules hereto, or on any certificate delivered pursuant to the provisions hereof shall not survive, other than those set forth in Sections 2.1, 4.9, 11.3, 12.2 , and
Article IX hereof, and shall terminate upon, the Closing, and neither LSAI nor ACCU-PATH or any of their respective officers, directors or shareholders shall be under any liability whatsoever, with respect to such representation, warranty, covenant or agreement which does not survive the Closing. The representations, warranties, covenants and agreements set forth in Sections 2.1, 4.9, 11.3, 12.2, and Article IX hereof shall survive the Closing and consummation of the transactions contemplated hereby. The parties hereto acknowledge that the representations and warranties contained in this Agreement, other than those set forth in 2.1, 4.9, and Article IX hereof, are included solely for purposes of Articles VII and VIII hereof and are not intended to and shall not in any way give rise to any liability, claim, action or cause of action on the part of any party hereof on account of breach of any such representation or warranty. The parties hereto further acknowledge that they may, after the Closing, discover facts in addition to or different from those which they believed to be true at the Closing relating to the representations, warranties, covenants and agreements made by the other party to this Agreement. Notwithstanding the foregoing, except as otherwise specifically agreed to in writing by the parties hereto, each of the parties hereto hereby releases the other party at and effective as of the Closing from any and all claims, liabilities, actions, and causes of action, of whatever nature, kind or description known or unknown, direct or indirect, fixed or contingent, in law or equity, arising under or relating to any representations, warranties, covenants or agreements made by the other parties in this Agreement (other than those set forth in Sections 2.1, 4.9, 11.3, 12.2, and Article IX hereof).

     11.2 AVAILABLE REMEDIES. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing.

     11.3 INDEMNITY. (i) ACCU-PATH, in addition to the remedies accorded the parties in Section 11.2 hereof, agrees to indemnify and hold LSAI harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by ACCU-PATH of the representations and warranties set forth in Article IV, hereof.

     (ii)  LSAI, in addition to the remedies accorded the parties in Section
11.2 hereof, agrees to indemnify and hold ACCU-PATH harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees arising from or relating to a breach by LSAI of the representations and warranties set froth in


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Article III, hereof.


                             ARTICLE XII

                            MISCELLANEOUS

     12.1 EXPENSES. LSAI will pay its own costs and expenses, and ACCU-PATH will pay own costs and expenses, incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation fees and expenses of counsel, irrespective of when incurred and regardless of whether this transaction is consummated.

     12.2 FINDER'S FEE'S. Each of LSAI , on the one hand, and ACCU-PATH, on the other, represent to the other that no finder's or fee or commission will be owed to any party in connection with the transactions contemplated herein.

     12.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered personally, or on the next day after being sent by facsimile transmission or a nationally recognized overnight delivery service, or on the third (3rd) day after being sent by registered or certified mail (return receipt requested), postage prepaid to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

     If to LSAI:
          Laboratory Specialists of America, Inc.
          101 Park Avenue, Suite 810
          Oklahoma City, Oklahoma  73102
          Attention:  John Simonelli
          Facsimile:  (405) 949-1787

         With a copy to:
               Michael E. Dunn, Esq.
               Dunn, Swan, & Cunningham
               2800 First Oklahoma Tower
               Oklahoma City, Oklahoma  73102-5604
               Facsimile:  (405) 235-9605

     If to ACCU-PATH:
          ACCU-PATH MEDICAL LABORATORY, INC.,
          430 W. Oak Street
          El Dorado, Arkansas 71730
          Attention:  Dr. Wayne G. Elliott


     12.4 ENTIRE AGREEMENT. This Agreement (including the Exhibit and Schedules hereto


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and the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

     12.5 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder or by reason hereof shall be assignable by any of the parties to this Agreement without the prior written consent of the others. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of the parties hereto or such successors or assigns and for the benefit of no other person.

     12.6 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by LSAI, if it is entitled to the benefits thereof, or by ACCU-PATH, if it is entitled to the benefits thereof. No such waiver shall, unless explicitly stated, be a continuing waiver. No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof.

     12.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and to be performed within that State.

     12.8 CONFIDENTIALITY. Prior to the consummation of the transactions contemplated herein, ACCU-PATH and LSAI shall each keep confidential, and not disclose to any third party, information it may obtain hereunder about the other; provided, however, that this restriction shall not apply to information which (a) is now in or may hereafter enter the public domain without breach of this covenant, (b) was already in the possession of ACCU-PATH or LSAI, as the case may be, prior to receipt from the other, (c) is lawfully received by ACCU-PATH or LSAI, as the case may be, from an unrelated third party after receipt of the same from the other, (d) ACCU-PATH or LSAI, as the case may be, is required by law to disclose, or (e) ACCU-PATH or LSAI, as the case may be, discloses to independent consultants or financial institutions, provided there are restrictions prohibiting further dissemination of such information by any such consultant or financial institution. If the transactions contemplated herein are not consummated, each of ACCU-PATH and LSAI shall return to the other all data obtained hereunder.

     12.9 PUBLICITY. All press releases and other publicity concerning the transactions contemplated herein shall be jointly planned and coordinated by and between ACCU-PATH and LSAI. Neither party shall act unilaterally in this regard without the prior written approval of the other, except to the extent required by law.

     12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a


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single agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their duly authorized representatives as of the date first written above.



"LSAI"                              LABORATORY SPECIALISTS OF
                                    AMERICA, INC.


                                    By: /s/ John Simonelli
                                       --------------------------------
                                       John Simonelli
                                       Chief Executive Officer


"ACCU-PATH"                         ACCU-PATH MEDICAL
                                    LABORATORY, INC.

                                    By: /s/ Dr. Wayne G. Elliott
                                       --------------------------------
                                       Dr. Wayne G. Elliott
                                       Chief Executive Officer














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                            LIST OF SCHEDULES


Schedule 2.1.1 Description of ACCU-PATH Forensic Drug Testing Customer List and assets owned and used by ACCU-PATH in connection with the Ruston, Louisiana office of ACCU-PATH.

Schedule 2.1.2      List of Employees to be hired by LSAI.

Schedule 2.1.3      Description of Leases to be Assumed.

Schedule 4.4.1      List of required consents or releases needed by ACCU-PATH.




















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